Exhibit 10.40

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between W.W. Grainger, Inc. ("Grainger") and Matthew E. Fortin (the "Officer'') as of the date specified below. The Officer understands and voluntarily enters into this Agreement with Grainger and, in consideration of the respective benefits described herein, agrees as follows:

1.    Termination. The Officer hereby acknowledges that his employment with Grainger terminated effective August 23, 2024 (the "Separation Date") and as of the Separation Date he also terminated from all positions with all corporations that are direct or indirect subsidiaries of or otherwise affiliated with Grainger ("Affiliates"), and as trustee, member or fiduciary of all trusts, committees, or similar bodies of or otherwise affiliated with Grainger and the Affiliates. Grainger shall provide Officer with his final pay and compensation for any accrued but unused paid time off through the Separation Date.

2.    LTIP and CMIP. The Officer’s outstanding restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted under the W.W. Grainger, Inc. 2022 Incentive Plan or a predecessor plan (the “LTIP”) remain subject to the terms of the LTIP and applicable award agreements and accordingly, except as set forth below, his RSUs have been forfeited in their entirety and his PSUs will be treated in accordance with the pro rata vesting provisions applicable to an Involuntary Termination of Employment without Cause thereunder, resulting in an aggregate target number of 404 PSUs remaining outstanding with vesting and settling following the completion of the applicable performance measurement period and subject to the achievement of the applicable performance metrics and goals for such award(s). Officer will receive the cash value equivalent of a pro-rated amount of 270 RSUs from the July 2021 promotional grant calculated based on his service rendered during the vesting period and based upon the value of the shares underlying such RSUs as of market close on the Separation Date, to be paid within 30 days following the effective date of this Agreement, subject to withholding obligations. In addition, for purposes of this Agreement, Grainger will treat the Officer as eligible to earn and receive an annual incentive payment for Grainger’s 2024 fiscal year based on a pro-rated target incentive opportunity of $266,389 under the Company Management Incentive Program for 2024 (“CMIP”) for his service rendered during the performance period and subject to the achievement of the applicable performance goals thereunder, with any payment to be made following the completion of the 2024 performance period in accordance with the standard payment terms under the CMIP for other participants.

3.    General Release and Waiver of Claims. In exchange and in consideration for the LTIP treatment and CMIP treatment set forth in Section 2 hereof and the other promises, obligations, and agreements undertaken by Grainger herein, all of which the Officer agrees and acknowledges are adequate and sufficient consideration, the Officer, on behalf of himself, his spouse, agents, representatives, attorneys, assigns, heirs, executors, administrators, and other personal representatives, releases and forever discharges Grainger, the Affiliates, and all of their officers, employees, directors, agents, attorneys, personal representatives, predecessors, successors, and assigns (hereinafter collectively referred to as the "Releasees") from any and all claims of any kind which he has, or might have, as of the date of this Agreement; or which are based on any facts which exist or existed on or before the date of this Agreement. The claims the Officer is releasing include, but are not limited to, all claims relating in any way to his employment at Grainger or his separation from that employment; and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Federal Rehabilitation Act, the Age Discrimination in Employment Act ("ADEA"), the Older Worker Benefit Protection Act, the Equal Pay Act, as amended, the Illinois Fair Employment Practices Act, the Illinois Wage Payment and Collection Act, or any other federal, state or local law relating to employment, discrimination, retaliation, or wages, or under the common law of any state (including, without limitation, claims relating to contracts, wrongful discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, and wrongful termination of benefits). The Officer also releases and forever discharges Grainger and all other Releasees from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits, and liabilities whatsoever, both known and unknown, in law or in equity, which he has or might have as of the date of this Agreement. The Officer understands that this Section 3 of this Agreement contains a complete and general release of any claim that he now has against Grainger and all other Releasees or could ever have against Grainger and all other Releasees, based on any fact, event, or omission that has occurred up to the time at which he signs the Agreement.

The Officer does not intend nor is he waiving any rights or claims that may arise after the date that he signs this Agreement, or any right on the Officer's part to challenge the knowing and voluntary nature of this release with respect to claims under ADEA.

Notwithstanding the foregoing, the Officer does not waive any rights he may have to benefits available after termination under any company sponsored employee benefit plan, or any rights he may have to insurance protection and/or indemnification for eligible actions taken by the Officer while an Officer of Grainger.

The Officer acknowledges that this is an individually negotiated agreement and he agrees that his termination of employment with Grainger is not pursuant to an employment termination program as that term is used in the ADEA.

Excluded from this General Release and Waiver are any claims or rights which Officer cannot waive by law, including workers' compensation claims, as well as any claims for breach of this Agreement. Also excluded from this Agreement are Officer's rights to file a charge with the Equal Employment Opportunity Commission or any other federal, state, or local agency, and to participate in an agency investigation. Officer, however, waives all rights to recover money or other individual relief if any administrative agency or another person or entity pursues any claim on Officer's behalf arising out of or related to Officer's employment with Grainger. Officer represents that there is no lawsuit or other claim against Grainger pending in any federal, state, or municipal court or other tribunal which has not been addressed herein.

The Officer understands and agrees that this waiver and release is an essential and material term of this Agreement and that, without such provision, no agreement would have been reached by the parties.

4.    Continuing Restrictive Covenant Obligations. The Officer agrees and acknowledges that following the Separation Date, he remains subject to the terms of the Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement dated April 1, 2024 between the Officer and Grainger (the “Competition Agreement”), which is attached hereto as Exhibit A for reference and incorporated into this Agreement. Provision of the benefits under this Agreement is conditioned on continued compliance by the Officer with the Competition Agreement. If the Officer violates the Competition Agreement following the Separation Date, Grainger reserves the right to demand repayment of all payments and benefits provided under this Agreement.

5.    Non-Disparagement. The Officer agrees to take no action in derogation or disparagement of Grainger or the Affiliates, or their respective businesses or strategic interests, or the Releasees. The Officer further agrees not to discuss or otherwise comment on Grainger or any Affiliate, or their respective businesses or strategic interests, or the Releasees, in public, for publication on electronic media (including but not limited to chat rooms, message boards, or the like), in similar public forums, or otherwise, other than communication of publicly available information. Nothing contained herein prohibits the Officer from speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission of human rights, or an attorney retained by the Officer.

6.    Return of Property: Business Expenses. Upon termination of employment with Grainger, the Officer shall return to Grainger all keys, telephone calling cards, cellular telephones, computers, printers, access cards and other Grainger property and equipment. The Officer shall also return originals and all copies of all business records and other documents, including Confidential Information (as defined in the Competition Agreement and including information stored on computer hard drives, flash or thumb drives, or any other medium), relating to Grainger in the Officer’s possession, custody or control, other than documents relating solely to the Officer’s own compensation or benefits. The Officer agrees to refrain from accessing any Grainger records or other documents stored on any personal computer hard drive, tablet, smartphone, electronic data storage device, email or other web-based data storage account or service after termination of employment with Grainger and shall inform Grainger of all such media, and shall make available to Grainger for inspection any personal computer, electronic storage media and devices and/or personal phone so that Grainger may take any necessary steps to permanently delete and erase any Confidential Information from said devices. The Officer further agrees that all business expenses incurred prior to the Separation Date that are reimbursable in accordance with Grainger's normal policies and procedures have been reimbursed to the Officer or submitted for reimbursement, and that other than as specifically provided in this Agreement, the Officer will not incur any additional business expenses after that Date unless previously authorized and approved in writing by Grainger.

7.    Confidential Information. The Officer agrees to refrain from disclosing to anyone outside the employment of Grainger any confidential or trade secret information, whether in oral, written and/or electronic form, including but not limited to information that (a) relates to Grainger's or the Affiliates' past, present and future research, development, technical and non-technical data and designs, finances, marketing, products, services, customers, suppliers, and other business activities of any kind or (b) has been identified, either orally or in writing, as confidential by Grainger or any Affiliate; provided that this limitation shall not apply to information that is part of the public domain through no breach of this Agreement or is acquired from a third party not under similar nondisclosure obligations to Grainger or such Affiliate. The Officer acknowledges that his obligations under any confidentiality or nondisclosure or similar agreements or provisions that the Officer previously executed will remain in full force and effect and that there. Further, through the Separation Date, the Officer agrees to fully comply with all policies of Grainger regarding confidential or trade secret information. The restrictions in this Section 7 as to nondisclosure shall last for 5 years for all information that is confidential to Grainger and shall be perpetual for all information that is a trade secret of Grainger, or for so long as the information remains a trade secret under applicable law.

8.    Cooperation with Company. The Officer agrees for a period of six (6) months following the Separation Date to both make himself available and to provide reasonable cooperation to Grainger or its attorneys to assist Grainger or serve as a witness in connection with any matter, litigation, potential litigation, or other business matter in which the Officer may have knowledge, information, or expertise. The Officer also agrees to provide Grainger or its designated representatives, upon request, with information and assistance about programs, processes, and projects related to the Officer's job responsibilities while employed by Grainger; to answer any questions relating to the work to which the Officer was assigned; and to otherwise provide reasonable cooperation to Grainger regarding matters relating to this Agreement and the Officer's employment with Grainger. Grainger will reimburse the Officer for any reasonable expenses he incurs in activities which he undertakes at Grainger's request pursuant to this Section 8.

9.    Breach of Agreement - Misconduct. The Officer understands and agrees that if, after receiving all or any part of the payments and benefits described herein, the Officer breaches this Agreement, or commits or is discovered to have committed any act of misconduct not known by Grainger as of the Separation Date including any violation of Company Policy, embezzlement, fraud or theft with respect to the property of Grainger, or causes or is discovered to have caused, any loss, damage, injury or other endangerment to Grainger's property, reputation or past, present, or future directors, officers or employees, Grainger reserves the right to demand repayment of all such payments and benefits. Grainger shall further be released from any future payment then or thereafter otherwise due and shall discontinue any and all benefits (other than vested benefits under Granger’s qualified and nonqualified retirement and deferred compensation plans, or COBRA coverage). To the extent permitted by law, the Officer further understands and agrees that Grainger reserves the right to pursue all other available remedies in an effort to preserve its legitimate business interests. The Officer also agrees to indemnify and hold harmless Grainger from any loss, cost, damage, or expense, including fees, which Grainger may incur because of the Officer's violation of this Agreement. The Officer understands that this Section 9 does not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA. Should a dispute arise relative to any claim associated with this Section that is not otherwise privately resolved between Grainger and the Officer, it is understood and agreed that such dispute shall then be submitted to an Administrative or Civil Tribunal of competent jurisdiction for purposes of resolution.

10.    Supersedes Other Agreements. Other than any vested rights that the Officer may have to his final compensation or under employee benefit plans subject to ERISA, the Officer understands that this Agreement supersedes any and all obligations (written or oral) which Grainger might otherwise have to the Officer for compensation or other expectations of remuneration or benefits on the Officer's part. Notwithstanding the above and based upon the consideration provided by way of this Agreement, all obligatory provisions relating to the Officer that are contained within the Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement dated April 1, 2024 between the Officer and Grainger, outstanding Long Term Incentive Program Restricted Stock Unit or Performance Stock Unit Award Agreements entered into between the Officer and Grainger and the underlying equity plans, or other Grainger governance document or policy shall remain in full force and effect as originally executed and be incorporated by reference as being materials parts of this Agreement. Officer acknowledges that he is not eligible for any separation or severance benefits under any Grainger plan or policy except as set forth in Section 2 hereof.

11.    Continuation After Death. The Officer understands that in the event of the Officer's death, Grainger's obligations under this Agreement will extend to the Officer's beneficiaries, heirs, executors, administrators, personal representatives, and assigns.

12.    Agreement Not Assignable. The Officer may not assign, and the Officer represents that he has not assigned, this Agreement or any rights or Grainger's obligations under this Agreement to any other person.

13.    Entire Understanding. The Officer understands and agrees that this Agreement, including Exhibit A hereto, contains the entire understanding between the parties and may not be amended except by mutual agreement in an amendment executed by both parties.

14.    Severability. The provisions of this Agreement are declared to be severable, which means that if any provision of this Agreement or the application thereof is found to be invalid, the invalidity shall not affect other provisions or applications of this Agreement, which will be given effect without the invalid provisions or applications. In the event that a Court or Administrative Tribunal of competent jurisdiction concludes that any term, provision or section of this Agreement is invalid or unenforceable (and, in the case of the Competition Agreement incorporated into Section 4 of this Agreement, such provision is not modified by a Court or Administrative Tribunal to be enforceable), then said term, provision, or section shall be deemed eliminated from this Agreement to the extent necessary and in order to permit the remaining portions of the Agreement to be enforced. Any such eliminations shall not affect Grainger's entitlement, if any, to receive, pursuant to Sections 4 and 9 hereof, amounts paid and benefits provided to the Officer under this Agreement.

15.    Confidentiality of Agreement. The Officer represents and agrees (and acknowledges the sufficiency of the consideration for his agreement), except as otherwise required by law, to keep the terms, amounts and facts surrounding this Agreement completely confidential, save claims involving workplace harassment, and that the Officer will not disclose any information concerning this Agreement to anyone; provided, however, that this section will not prevent the Officer from disclosing information concerning this Agreement to the Officer's current spouse, attorneys, accountants, financial or tax advisors, a designated Grainger official, or as required by law. Notwithstanding, in accordance with U.S. Treasury Regulation 1.6011-4(b)(3)(iii), each party (and each employee, representative, or other agent of each party) to this Agreement may disclose to all persons, without limitation of any kind, the tax treatment, tax structure, and all materials of any kind provided to the other party relating to such tax treatment and tax structure. Nothing in this confidentiality provision prohibits Officer from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Officer does not need the prior authorization of the Company to make any such reports or disclosures and Officer is not required to notify the Company that Officer has made such reports or disclosures and nothing in this confidentiality provision prohibits Officer from receiving a monetary award for providing information directly to a government agency. Officer may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Officer may file a lawsuit, to include retaliation, in conjunction with reporting a suspected violation of law and may disclose related Trade Secrets to his attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to Court Order.

16.    Jurisdiction and Governing Law. The Officer acknowledges that for the purpose of this Agreement as well as his employment with Grainger, he is an Illinois employee. This Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Illinois, without regard to its conflicts of law principles.

17.    Voluntary Agreement. The Officer acknowledges that the payments and benefits that Grainger is providing hereunder exceed the compensation and benefits otherwise payable to the Officer or on the Officer's behalf and that such payments and benefits are provided by Grainger in exchange for execution of this Agreement. The Officer acknowledges that he was given twenty-one (21) days to consider the terms of this Agreement, that the Officer may revoke this Agreement at any time within seven (7) days after the date that the Officer signs it, and that he has been advised to and has had the opportunity to seek out counsel of his own choice. Any revocation must be communicated in writing, via personal delivery or overnight mail, to Nancy Berardinelli-Krantz, Senior Vice President and Chief Legal Officer, W.W. Grainger, Inc., 100 Grainger Parkway, Lake Forest, Illinois 60045. The Officer further understands that this Agreement does not take effect until after the expiration of the seven (7) day period for revocation. Unless the timeline for Officer’s consideration of the terms of this Agreement is extended by Grainger, all referenced payments and applicable benefits identified in this Agreement will automatically cease on the 21st day should the Officer not return a fully executed copy of this Agreement to Grainger within the specified 21-day consideration period. The Officer has read this Agreement and understands its terms.

18.    Tax Matters

a.Grainger may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

b.The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code

Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Officer and Grainger of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any other provision of this Agreement, Grainger shall not be obligated to guarantee any particular tax result for the Officer with respect to any payment provided to the Officer hereunder, and the Officer shall be responsible for any taxes imposed on the Officer with respect to any such payment.

c.Notwithstanding anything to the contrary in this Agreement, with respect to any amounts referenced herein that constitute an earned and vested payment pursuant to a separate “nonqualified deferred compensation” agreement that is subject to the requirements of Code Section 409A (a “409A Arrangement”), such amounts shall be paid at the original times provided in the 409A Arrangement to the extent required by Code Section 409A.

d.Notwithstanding anything to the contrary in this Agreement, if the Officer is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Officer, and (B) the date of the Officer’s death, in each case to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Officer in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

e.To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Officer, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

f.For purposes of Code Section 409A, the Officer’s right to receive installment payments, if any, pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment, if any, under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

g.Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

I have read this Separation Agreement and General Release and understand all terms contained herein. I voluntarily execute this Separation Agreement and General Release with full knowledge of its meaning on this date ___________________.

W.W. Grainger, Inc.

By:
Matthew E. Fortin		On Behalf Of W.W. Grainger, Inc.

Exhibit A

Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement

Exhibit A to this agreement has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of the omitted exhibit will be furnished to the SEC upon request.